Exhibit 4.1

SATISFACTION AND DISCHARGE OF INDENTURE

THIS SATISFACTION AND DISCHARGE OF INDENTURE is dated as of September 9, 2016, between First Midwest Bancorp, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), having its principal place of business at One Pierce Place, Suite 1500, Itasca, Illinois 60143, and U.S. Bank National Association, as Trustee (the “Trustee).

WHEREAS, the Corporation and the Trustee are parties to a Subordinated Debt Indenture, dated as of March 1, 2006 (the “Indenture”), which provides for the issuance from time to time of the Corporation’s unsecured subordinated debentures, notes or other evidences of indebtedness (the “Securities”); and

WHEREAS, as of the date hereof, there are no outstanding Securities issued under the Indenture; and

WHEREAS, in compliance with Sections 102 and 401 of the Indenture, the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent to the satisfaction and discharge of the Indenture have been complied with; and

WHEREAS, Section 401 of the Indenture provides that the Trustee shall, on request of the Corporation, acknowledge in writing the satisfaction and discharge of the Corporation’s obligations under the Indenture except for specified surviving obligations;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the receipt and adequacy of which are hereby acknowledged, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of Securities as follows:

ARTICLE I
SATISFACTION AND DISCHARGE

1.1       The Indenture shall cease to be of further effect; provided, however, that notwithstanding the satisfaction and discharge of the Indenture, the obligations of the Corporation referenced in Section 401 of the Indenture shall survive.

1.2       The Trustee agrees to take all reasonable actions and to execute all documents provided to it which the Corporation reasonably deems necessary or appropriate to give effect to the foregoing.

ARTICLE II
MISCELLANEOUS PROVISIONS

2.1 Capitalized terms not otherwise defined herein shall have the meanings ascribed such terms in the Indenture.

2.2 This instrument shall be governed by, and construed in accordance with, the laws of the State of New York.

2.3 This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Satisfaction and Discharge of Indenture to be duly executed as of the date written above.

FIRST MIDWEST BANCORP, INC.

By:	/s/ NICHOLAS J. CHULOS
Name:	Nicholas J. Chulos
Title:	Executive Vice President, Corporate Secretary and General Counsel

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ LINDA GARCIA
Name:	Linda Garcia
Title:	Vice President